APPENDIX A

LIST OF FUNDS

Hilton Tactical Income Fund

Monthly NASDAQ-100 Bull 1.25X Fund

Monthly NASDAQ-100 Bull 1.75X Fund

Monthly S&P 500 Bull 1.75X Fund

Monthly Small Cap Bull 1.75X Fund

Monthly 7-10 Year Treasury Bull 1.75X Fund

Monthly 7-10 Year Treasury Bear 1.75X Fund

Monthly High Yield Bull 1.2X Fund

Dated: August 20, 2025